Exhibit 10.1
Consulting Agreement

This CONSULTING AGREEMENT (the “Agreement”) is made by and between Aaron Schacht (“you” or “Consultant”) and Elanco US Inc., and its affiliates (the “Company”) (collectively, the “Parties”).

RECITALS
WHEREAS, the Company desires that Consultant provide certain Services (as defined below) to the Company and its affiliates; and
WHEREAS, Consultant desires to perform such Services.

AGREEMENT
NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:

1.EFFECTIVE DATE. Your engagement hereunder shall be effective as of April [____], 2022 (the “Effective Date”).
2.CONSULTANT’S SERVICES. Subject to reasonable notice from the Company and your reasonable availability, you agree to perform the services (the “Services”) as described in Attachment 1 to this Agreement, as it may be amended in writing from time to time by the Parties, provided that any amendment is signed by you and a duly authorized representative of Company. This Agreement is entered into as an exception to the reemployment restrictions under the Severance Agreement between the Consultant and the Company, it shall not otherwise amend the reemployment restrictions of the Severance Agreement.
3.COMPLIANCE WITH LAW AND ELANCO POLICIES. In the performance of the Services and obligations under this Agreement, you shall comply:
(a)With any statute, law, treaty, rule, code, ordinance, regulation, permit, interpretation, certificate or order of a Governmental Authority, or any judgment, decision, decree, injunction, writ, order subpoena, or like action of any court, arbitrator or other government entity (each an “Applicable Law” and collectively, the “Applicable Laws”). A “Governmental Authority” means any state, local or foreign government entity, authority, agency, instrumentality, court, tribunal, regulatory commission or other body, whether legislative, judicial, administrative or executive (or a combination thereof), any arbitrator to whom a dispute has been presented under government rule or by agreement of the parties with an interest in the dispute.
(b)With all applicable Elanco policies and professional or good practice standards or codes applicable to the nature of the Services provided, including, but not limited to applicable provisions of Elanco’s Vendor Privacy and Security Standard as revised by Elanco from time to time and published at https://www.elanco.com/suppliers or otherwise made available to Consultant. If applicable, Consultant shall promptly, upon execution of this Agreement, complete and provide all information that may be requested of Consultant as part of the Vendor Privacy and Security Standard, including completion of Exhibit A to the Vendor Privacy and Security Standard. Notwithstanding the above, Consultant agrees to delete any

Personal Information, as defined by the Elanco Vendor Privacy Standard, included or embedded in any deliverable or Work Product sent to Elanco.
4.FEES. In exchange for your performance of the Services, the Company will provide you with a consulting fee in the amount described in Attachment 1 to this Agreement (the “Consulting Fees”). You will be responsible for providing the Company with an invoice for each month the Services are performed. The Company will pay the invoice within sixty (60) days of receipt of the invoice. The Company will reimburse you for any reasonable travel or other business expenses incurred by you in connection with the performance of the Services provided you comply with Elanco’s Supplier Travel Policy. The parties acknowledge that no compensation is earned for time spent in travel. In the event payments are not received by you within eighty (80) days after becoming due, you may suspend performance of all Services until payment has been made in full.
5.TERM AND TERMINATION OF AGREEMENT.
(a)The term of this Agreement shall commence on the Effective Date and shall continue for the period specified in Attachment 1, unless earlier terminated in accordance with this Section 4. Any extension of the term of this Agreement will be subject to mutual written agreement between you and a duly authorized officer of the Company.
(b)The Company may terminate this Agreement for any reason upon providing you with seven (7) days’ written notice pursuant to Section 10(f) of this Agreement. You may terminate this Agreement for any reason immediately upon providing the Company written notice pursuant to Section 10(f) of this Agreement. You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement.
(c)In the event of termination pursuant to this Section 4, the Company shall pay you on a pro-rata basis any Consulting Fees then due and payable for any Services completed up to and including the date of such termination. You will have no other rights to any payments from the Company under this Agreement.
(d)Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall within five (5) calendar days after such expiration or termination: (i) deliver to the Company all deliverables related to the Services (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for your use by the Company; and (ii) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information (as defined below).
(e)Sections 8, 9, 10, and 11 of this Agreement will survive termination of this Agreement.
6.RELATIONSHIP OF THE PARTIES.
(a)You acknowledge and agree that you are entering into this Agreement as, and you shall continue to be, an independent contractor. In no circumstance shall you look to the Company as your employer, partner, agent, or principal. You agree that as an independent contractor, you do not have authority to bind the Company, and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Under this Agreement, you shall not be entitled to any benefits accorded to the Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay; for the avoidance of doubt, this does not affect any benefits to which you may have become entitled, may be entitled pursuant to arrangements in place, prior to the Effective Date, including any benefits to which you may be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985.
(b)You acknowledge and agree that you are obligated to report to the applicable tax authorities all fees or other payments you receive pursuant to this Agreement. You acknowledge and agree that you have an obligation to pay all self-employment and other taxes on such income. The Company will not be responsible for any withholding or paying any taxes related to amounts paid you under this Agreement. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.
7.PLACE OF WORK. You are generally free to perform the Services at your chosen location. You further acknowledge and agree that you shall furnish all tools and materials necessary to accomplish the Services other than office equipment provided by the Company. You acknowledge that the Company shall not control the manner or means by which you perform the Services, but you agree to provide such Services in a commercially reasonable manner.
8.CONFIDENTIAL INFORMATION. You acknowledge and agree that the Company’s business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, source codes, all business plans and marketing strategies; hiring processes; interview preparation processes; information concerning existing and prospective employees; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; and technical and nontechnical data related to designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques (all such information being “Confidential Information”). The status of information as Confidential Information is not affected by the means of communication to or acquisition by you. For purposes of this Agreement, Confidential Information does not include any information of the Company that: (1) becomes publicly available without any improper disclosure by you or is independently developed by you; or (2) you are required to disclose by a court, tribunal, or other government entity, in which case you agree to provide the Company with reasonable prior notice and to cooperate with the Company in challenging the disclosure, at the Company’s expense. In the course of performing the Services, you may gain access to the Company’s Confidential Information. You therefore agree during the term of this Agreement and after its termination, that you will not use, disclose or divulge any Confidential Information for any reason, except with prior written authorization by the Company. Your obligations under this Agreement are in addition to any obligations you may have under state or federal law. Notwithstanding any other provision of this Agreement to the contrary, you have the right to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
9.INVENTIONS AND WORK PRODUCT. You acknowledge and agree that all rights, title and interest, including intellectual property rights, in and to any materials that result from your performance of the Services and all copies thereof, including works in progress, in whatever media (the “Inventions”), shall be and hereby are assigned to Company as its sole and exclusive property. Any work product that constitutes “work made for hire” (within the meaning of United States copyright law) will be treated as such. On the Company’s request, you agree to assist the Company, at the Company’s expense, to obtain patents or copyrights for such Inventions, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that the Company shall deem necessary to apply for and to assign or convey to the Company, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such Inventions without further consideration.
10.OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity while providing services to the Company; provided that you abide by the terms of Sections 7 and 8 of this Agreement when performing such services.
11.MISCELLANEOUS PROVISIONS.
(a)Assignability. Except as otherwise provided in this Agreement, you may not sell, assign or delegate any rights or obligations under this Agreement. The Company may freely assign this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.
(b)Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the Parties regarding the subject matter of this Agreement.
(c)Amendments; Waivers. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by you and a duly authorized representative of the Company.
(d)Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law.
(e)Governing Law; Jurisdiction; Venue. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of State of Indiana, without regard to conflicts of laws principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in the County of Indianapolis, Indiana. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.
(f)Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or five business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company or to you at the corresponding address below. You are obligated to notify the Company in writing of any change in your address. Notice of change of address shall be effective only when done in accordance with this Section 10(f).
Company’s Notice Address:
Elanco US Inc.
2500 Innovation Way
Greenfield, IN 46140
Attn.: Marcela Kirberger, General Counsel

Your Notice Address:
Aaron Schacht
[Address]
[City, State Zip]
12.Acknowledgment. The Parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand this Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in this Agreement. The parties’ representatives may sign separate, identical counterparts of this document; taken together, they constitute one agreement.

The Parties have duly executed this Agreement as of the date first written above.
Elanco US, Inc.

By:	/s/ John Gate
Name:	John Gate
Title:	Director, R&D Procurement

April 12, 2022
Date

AARON SCHACHT
/s/ Aaron Schacht
Signature

April 8, 2022
Date

Attachment 1
Services to be Performed by Consultant
All capitalized terms in this Attachment 1 have the same meaning as in the Agreement unless otherwise indicated. You shall perform the following services for the Company during the term of the Agreement:

1.Description of Services: Service as member of the Company’s independent Science and Technology Advisory Board and general consulting on various special projects that Elanco may ask you to advise on. The Company will initiate the respective services or projects and agree with you on expected timing and specific scope of services.
2.Maximum Hours Requirement: No more than [ten (10)] hours per week without your prior consent.
3.Term of Engagement: 12 months.
4.Fees: Two hundred fifty dollars ($250) per hour.